Press Release	Source: ThermoGenesis Corp.

ThermoGenesis Corp. Signs Agreement with Biomet Biologics, Inc. to Produce Intra-Operative Autologous Fibrin Sealant

Thursday August 3, 9:00am ET.

Global Fibrin Sealant Market Estimated at $450 Million

RANCHO CORDOVA, Calif., Aug. 3/PRNewswire-FirstCall/ -- – ThermoGenesis Corp. (NASDAQ: KOOL - News) announced today that the Company entered into a development, license and supply agreement with Biomet Biologics, Inc., a wholly owned subsidiary of Biomet, Inc. (NASDAQ: BMET - News). Biomet Biologics plans to combine ThermoGenesis’ protein harvesting technology with its currently offered and future autologous therapies to manufacture autologous fibrin sealant in a peri-operative setting. The product will feature a fibrinogen harvesting disposable in combination with Biomet Biologics’ Clotalyst™ System that can produce fibrin sealant from a patient’s own blood in less than 30 minutes. Fibrin sealant is an adhesive gel used by surgeons to stop bleeding and bond tissue.

“We are pleased that Biomet Biologics chose to expand our alliance to enable the development of this unique surgical product. This new agreement will allow Biomet to compete in the $450 million fibrin sealant market,” said Kevin Simpson, President & COO of ThermoGenesis.

“This new agreement will strengthen Biomet Biologics’ efforts to provide autologous surgical products that enhance outcomes and reduce patient risk as compared to animal derived and pooled human blood products,” said Joel Higgins, Vice President of Technical Affairs for Biomet Biologics.

Under the development phase of this agreement, Biomet Biologics will pay ThermoGenesis up to $1 million in milestone payments to develop the fibrinogen disposable and additional revenues upon the commencement of sales. Biomet Biologics will be responsible for regulatory submissions and any studies that may be necessary to gain approval with local regulatory authorities.

In a previous agreement, ThermoGenesis developed and now supplies Biomet Biologics with the Clotalyst™ System that prepares autologous thrombin from a small volume of the patient’s blood in approximately 30 minutes.

About Biomet, Inc.

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-

surgical therapy. The Company's product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

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The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant. GE Healthcare is the non-exclusive global distribution partner for the BioArchive System.

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The AutoXpress System™ (AXP™), is a newly developed semi-automated device and companion sterile closed blood processing disposable, to harvest stem cells from cord blood. GE Healthcare is the exclusive global distribution partner for the AXP AutoXpress System.

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The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. Enrollment in a 150-patient U.S. pivotal clinical trial has been completed and a PMA is being reviewed by the FDA. The CryoSeal FS System has received the CE-Mark. From a marketing perspective, the CE Mark is the European equivalent to an FDA approval, in that it allows sales of the product throughout the European community.

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The Thrombin Processing DeviceTM (TPD™) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of plasma in less than 30 minutes. The CE-Marked TPD is currently being marketed in Europe by Biomet, Inc., subsidiary Biomet Biologics, Medtronic, Inc. and independent distributors.

This press release, including statements regarding financial information for future periods, contain forward-looking statements, and such statements are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers' purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers' products, introduction timing and acceptance of our new products scheduled for fiscal year 2006, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2006. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward looking statements is set forth under the caption "Risk Factors" in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward looking statements.

Contact: Fern Lazar of Lazar Partners

+1-212-867-1762

Source: ThermoGenesis Corp.